RECE[illegible]

FEB - 3 2004

STOCK OPTION AGREEMENT

THIS AGREEMENT is made as of December 5, 2003

BETWEEN:

IMAGIS TECHNOLOGIES INC., a body corporate having an office at 1630 – 1075 West Georgia St., Vancouver, British Columbia, V6E 3C9

(the "Company")

OF THE FIRST PART

AND: **Roy Trivett**, at 2683 Country Woods Dr., Surrey, BC, V3S 0E6

(the "Optionee")

OF THE SECOND PART

WHEREAS:

A. The Optionee is an Consultant and Director of the Company or an affiliate or subsidiary of the Company;

B. The Company wishes to grant the Optionee an option to purchase common shares in the capital of the Company;

C. The Company's shares are listed and posted for trading on the Canadian Venture Exchange;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the sum of $1.00 given by the Optionee to the Company (the receipt of which is hereby acknowledged by the Company) the parties hereto agree as follows:

1. The Company hereby grants the Optionee an option to purchase up to a total of 484,444 common shares in its capital (the "Option") at a price of $0.78 per share exercisable for a term of THREE (3) years expiring December 5, 2006 (the "Expiry Date"). Subject to paragraphs 2 and 5 hereof, the Option shall vest and be cumulatively exercisable in installments as follows:

   (a) up to 161,482 common shares may be purchased on December 5, 2003 or before December 5, 2004

(b) from and after December 5, 2004, up to and including December 5, 2005, an additional 161,481 common shares may be purchased; and

(c) from and after December 5, 2005, an additional 161,481 common shares may be purchased.

If during any year of the term of the Option the maximum number of shares which the Optionee is entitled to purchase is not purchased, the excess shall be added to the maximum number of Shares which the Optionee is entitled to purchase in subsequent years not exceeding the number of shares as to which the Option could have been exercised but was not exercised during the preceding year.

If the Board of Directors of the Company determines that it is desirable to alter the vesting provisions set out in paragraph 1, it may alter the vesting of the Option in such manner as it determines, provided that:

(a) such alteration is not adverse to the interest of the Optionee;

(b) the Option will not be exercisable after the Expiry Date; and

(c) any required regulatory approvals shall be obtained to such alteration prior thereto.

2. In addition to any resale restrictions under applicable legislation, all options granted hereunder and all Shares issued on the exercise of such options will be subject to a four month Exchange hold period from the date the options are granted, and the Shares will bear the following legend:

> "Without prior written approval of the Exchange and compliance with all applicable securities legislation, the securities represented by this certificate may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the Canadian Venture Exchange or other wise in Canada or to or for the benefit of a Canadian resident until April 5, 2004."

3. The Company represents that the Optionee is an employee issued under the Securities Act (British Columbia) to the Company or an affiliate or subsidiary of the Company.

4. In order to exercise the Option, the Optionee shall, before 5:00 p.m. on the Expiry Date, give notice to the Company of the Optionee's intention to exercise the Option in whole or in part, as the case may be and otherwise in accordance with the terms set out in paragraph 1 hereof, such notice to be accompanied by cash, bank draft, money order or certified cheque, payable to the Company, in the appropriate amount.

5. If the Optionee:

   (a) dies prior to the expiration of the Option, the Optionee's legal representatives may, within one year from the Optionee's death and prior to the expiry of the Option, exercise that portion of the Option which remains outstanding after which time the Option shall terminate; or

   (b) ceases to act as a director, officer or employee of the Company or of its wholly-owned subsidiary or as an employee of a company providing management services to the Company, as the case may be, for any reason other than the Optionee's death, the Option shall terminate 30 days after the date of such cessation.

6. If the issued and outstanding common shares in the capital of the Company are at any time changed by subdivision, consolidation, re-division, reduction in capital, reclassification or recapitalization (such changes are herein called collectively "Capital Alterations"), not including any issuance of additional shares for consideration, the number and class of shares in respect of which the Option is granted shall be adjusted in such a manner as to parallel the change created by the Capital Alterations in the class and total number of the issued and outstanding common shares so that upon exercise of the Option, the Optionee will receive those securities which he would have received upon implementation of the Capital Alteration if the Option had been exercised prior to such time.

7. The Option granted is personal to the Optionee and may not be assigned or transferred in whole or in part.

8. This Agreement constitutes and expresses the whole agreement of the parties with reference to the appointment of the Optionee and with reference to any of the matters or things herein discussed or mentioned with reference to such appointment, all promises, representations and understandings relative thereto being merged herein.

9. Any amendment to this Agreement shall be subject to the approval of the shareholders of the Company if the Optionee was an insider of the Company, as that term is used in the Securities Act (British Columbia), at the time of granting the Option or is an insider of the Company at the time of the amendment.

10. This Agreement shall be construed and enforced in accordance with the laws of British Columbia.

11. This Agreement shall be subject to the approval of all securities regulatory authorities having jurisdiction.

12. The Optionee acknowledges that any shares issued on the exercise of the stock options granted herein will be subject to a four-month hold period from the date of the Option Agreement.

13. This Agreement shall enure to the benefit of and be binding upon the Company, its successors and assigns and the Optionee and their legal personal representatives to the extent provided in paragraph 5.

14. This Agreement may be signed by facsimile and in counterparts each of which shall be deemed to be an original and such counterparts together shall form one and the same agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

IMAGIS TECHNOLOGIES INC.

Per: ______________________
Authorized Signatory

Per: ______________________
Authorized Signatory

Signed, Sealed and Delivered by ____ ________ in the presence of:

____
Witness (Signature)

L. TSIROPOULOS
Name (Please print)

254 2175 Salal Dr
Address

Vancouver BC
City, Province

____
Roy Trivett

EXHIBIT A

Notice of Election to Exercise

This Notice of Election to Exercise shall constitute proper notice pursuant to Section 4.09 of the Imagis Technologies Inc. 2000 Stock Option Plan (the "Plan") and Section 1 of that certain Stock Option Agreement (the "Agreement") dated as of the December 5th, 2003 between Imagis Technologies Inc. (the "Company") and the undersigned.

The undersigned hereby elects to exercise Optionee's option to purchase __________ shares of the common stock of the Company at a price of $0.78 per share, for aggregate consideration of $______, on the terms and conditions set forth in the Agreement and the Plan. Such aggregate consideration, in the form specified in Section 8 of the Agreement, accompanies this notice.

The undersigned has executed this Notice this ____ day of __________, 20__.

____
Signature
Roy Trivett
____
Name (typed or printed)